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                                                                    Exhibit 11.1
               Metro Traffic Control, Inc., Metro Reciprocal, Inc.
                Metro Networks, Ltd., and Metro Video News, Inc.
                        Calculation of Earnings Per Share
     Year ended December 31, 1995 and for the Six Months ended June 30, 1996

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

                                                                                    Six Months ended
                                                                   Year ended         June 30, 1996
                                                                December 31, 1996      (unaudited)
                                                                -----------------    ---------------
Income from continuing operations as reported
     before tax                                                        4,345,729           7,648,624

Pro forma federal and state income tax (1)                            (1,542,734)         (2,715,262)
                                                                 ---------------     ---------------

     Pro forma net income                                        $     2,802,995     $     4,933,362
                                                                 ---------------     ---------------
                                                                 ---------------     ---------------

Shares Outstanding:
     Common shares                                                     9,350,607           9,350,607

     Preferred shares                                                  2,549,750           2,549,750
                                                                 ---------------     ---------------

                Total shares                                          11,900,357          11,900,357

     Shares attributable to excess distributions
         with a dilutive effect (2)                                      351,640              61,796

                                                                 ---------------     ---------------
                Weighted average shares outstanding                   12,251,997          11,962,153
                                                                 ---------------     ---------------
                                                                 ---------------     ---------------


Pro forma net income per share                                   $          0.23     $          0.41
                                                                 ---------------     ---------------
                                                                 ---------------     ---------------

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(1)     Pro forma income taxes are set forth herein because certain of the combined companies operate as subchapter S corporations. Pro forma income taxes reflect federal income taxes that would have been incurred had all the companies been subject to such taxes. Such amounts have been deducted from net earnings pursuant to the rules and regulations of the Securities and Exchange Commission.

(2) An adjustment has been made to reflect the distributions which exceeded capital contributions and net income in accordance with the rules of the Securities and Exchange Commission (Staff Accounting Bulletin 1:B:3)

Note: Weighted average shares outstanding and pro forma net income per share are calculated assuming that the shares issued in conjunction with the Reorganization were outstanding for the periods presented.